Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of RCM Technologies, Inc. and Subsidiaries on Form S-8 to be filed on or about December 19, 2017 of our report dated March 2, 2017, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2016 and January 2, 2016 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on March 2, 2017.  We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8.

/s/ EISNERAMPER LLP

Iselin, New Jersey
December 19, 2017